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                                                                  EXHIBIT 10.9

                            STOCK PURCHASE AGREEMENT


                                     BETWEEN



                               FORD MOTOR COMPANY
                                   (AS SELLER)



                                       AND



                       MSX INTERNATIONAL (HOLDINGS), INC.
                                   (AS BUYER)



                               DATED JULY 25, 1997



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                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is entered into as of the 25th day of July, 1997, by and between FORD MOTOR COMPANY. a Delaware corporation ("FORD" or "Seller") and MSX INTERNATIONAL (HOLDINGS), INC., a Delaware corporation ("MSX" or "Buyer"). Seller and Buyer are referred to collectively herein as the "Parties."

                                 R E C I T A L S

         A. Seller owns all of the outstanding capital stock of Geometric Results Incorporated, a Delaware corporation ("GRI") and desires to sell such stock of GRI to Buyer.

         B. Buyer desires to purchase all of the outstanding capital stock of GRI from Seller under terms and conditions mutually agreeable to the Parties.

         C. This Agreement contemplates a transaction in which Buyer, directly or indirectly or through one of more of its Subsidiaries, will purchase from Seller, and Seller will transfer to Buyer, all of the outstanding capital stock of GRI and its Subsidiaries in return for cash and other consideration as provided hereunder.

         D. As a part of the consideration paid by Buyer for GRI. Buyer and Seller will at the Closing execute a Master Vendor Agreement and Supply Agreement pursuant to which GRI will continue to provide FORD various services subsequent to the Closing.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained and contained in the Master Vendor Agreement and Master Supply Agreement, the Parties agree as follows.

ARTICLE 1 - DEFINITIONS

         1.1 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         1.2 "Agreement" means this Stock Purchase Agreement, the exhibits hereto and the certificates delivered in connection herewith, as the same shall be amended, modified or restated from time to time.

         1.3 "Ancillary Agreements" means the Transition Services Agreement, the Master Vendor Agreement, the Master Supply Agreement, the Sublease, the Side Letter Agreements, the Software License and the Grantback-License Agreement.

         1.4       "Buyer" has the meaning set forth in the preface above.



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         1.5       "Cash" means cash and cash equivalents (including investments in parent, marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

         1.6       "Closing" has the meaning set forth in Article 2.4 below.

         1.7 "Closing Date" has the meaning set forth in Article 2.4 below.


         1.8 "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

         1.9 "Confidentiality Agreement" means the letter agreement between FORD and MSX entered into February 25, 1997 regarding non-disclosure of Evaluation Material.

         1.10 "Employee Benefit Plan" means any (i) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (ii) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (iii) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), or (iv) Employee Welfare Benefit Plan or material fringe benefit plan or program.

         1.11 "Employee Pension Benefit Plan" has the meaning set forth in ERISA Section 3 (2).

         1.12 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Section 3 (1).

         1.13 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

         1.14 "Evaluation Material" has the meaning given to such term in the Confidentiality Agreement.

         1.15      "FORD" means FORD Motor Company, a Delaware corporation.

         1.16      "Financial Statement" has the meaning set forth in Article
3.1.2.6 below.

         1.17 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

         1.18 "GRI" means Geometric Results Incorporated, a Delaware corporation.


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         1.19      "Hart-Scott-Rodino Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976, as amended.

         1.20 "Income Tax" means any federal, state, local, or foreign income or similar tax, including any interest, penalty, or addition thereto, whether disputed or not.

         1.21 "Indemnified Party" has the meaning set forth in Article 6.4(i) below.

         1.22 "Indemnifying Party" has the meaning set forth in Article 6.4(i) below.

         1.23 "Knowledge" as it relates to Buyer, means actual knowledge without independent investigation of the officers of Buyer, and as it relates to Seller, means actual knowledge without independent investigation of the officers of GRI, its Subsidiaries or Seller.

         1.24      "Loss" has the meaning set forth in Article 6.2 below.

         1.25 "Most Recent Financial Statements" has the meaning set forth in Article 3.1.2.6 below.

         1.26      "Most Recent Fiscal Month End" has the meaning set forth in
Article 3.1.2.6 below.

         1.27 "MSX" means MSX International (Holdings), Inc., a Delaware corporation.

         1.28 "Offered Shares" means all of the issued and outstanding shares of the common stock, par value $ 1.00 per share, of GRI.

         1.29 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         1.30 "Other Taxes" means any federal, state, local or foreign employment, value added, sales, real or personal property, franchise or similar tax, including any interest, penalty or addition thereto, whether disputed or not.

         1.31 "Party" or "Parties" has the meaning set forth in the preface above.

         1.32      "PBGC" means the Pension Benefit Guaranty Corporation.

         1.33 "PeopleNet" means the contract or process by which GRI presently provides on-site contract personnel services to FORD in North America.




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         1.34     "Person" means an individual, a proprietorship, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, other business organization, trust, union, or a governmental entity (or any department, agency, or political subdivision thereof).

         1.35 "Power Products Division" means the assets, properties and business of the sale, marketing and servicing of Ford industrial and marine engines, transmissions, parts and components previously conducted by GRI and its Subsidiaries.

         1.36 "Purchase Price" has the meaning set forth in Article 2.2 below.


         1.37 "Securities Act" means the Securities Act of 1933, as amended.

         1.38 "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         1.39 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, adverse claim, levy, lease, any conditional sale contract, or other security interest, other than (i) any statutory lien arising in the Ordinary Course of Business with respect to a liability that is not yet due or delinquent, (ii) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (iii) liens securing rental payments under capital lease arrangements and listed on Exhibit 1.39, and (iv) other liens arising in the Ordinary Course of Business whether or not incurred in connection with the borrowing of money, and listed on Exhibit 1.39.

         1.40      "Seller" has the meaning set forth in the preface above.

         1.41 "Side Letter Agreements" means the letter agreements entered into at the Closing with respect to (i) employees of the Power Products Division, (ii) employees of DDS and (iii) postal rates charged to DDS.

         1.42 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

         1.43 "Tax Return" means any return, declaration. report, claim for refund, or information return or statement relating to Income Taxes or Other Taxes, including any schedule or attachment thereto.

         1.44 "Third Party Claim" has the meaning set forth in Article 6.4 below.

ARTICLE 2 - PURCHASE AND SALE




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        2.1        Basic Transaction.

         On and subject to the terms and conditions of this Agreement, Buyer, either directly or indirectly through one or more Subsidiaries, agrees to purchase from Seller, and Seller agrees to sell, transfer and convey to Buyer, all of the Offered Shares for the consideration specified hereinbelow in this
Article 2. Subject to the prior written consent of Seller, which may not be unreasonably withheld, Buyer may directly or indirectly, through one or more of Buyer's Subsidiaries, acquire all of the capital stock of one or more of GRI's Subsidiaries directly from GRI, or effect a merger of one or more of GRI's Subsidiaries with and into one or more of Buyer's Subsidiaries, as elected by Buyer in a writing delivered to Seller within a reasonable period prior to Closing, and the Parties will execute such documentation as is reasonably required by Buyer to effectuate such transaction(s).

         2.2       Purchase Price.

                   2.2.1 Purchase Price. Buyer agrees to pay to Seller at the Closing the amount of $60 million less an amount equal to the amount by which the Estimated GRI Cash (as hereafter defined in Article 4.1.13) is less than S27 million (the "Initial Purchase Price") for the Offered Shares, by wire transfer of the full amount of the Initial Purchase Price in immediately available funds.

                   2.2.2 Adjustment. The Initial Purchase Price will be adjusted by the amount, if any, by which the Cash of GRI as of the Closing Date is less than the Estimated GRI Cash (the "Adjustment Payment"). Buyer shall make a determination of the Cash of GRI as promptly as possible following the Closing Date, but in any event, not later than 10 days following the Closing Date and shall provide Seller with Buyer's determination of the Cash of GRI as of the Closing Date. The Adjustment Payment shall be made by Seller to Buyer within five days after final determination.

         2.3       Transaction Fee.

                   2.3.1 Fee. FORD will pay MSX, at Closing, by wire transfer in immediately available funds, a fee of $1 million for various administrative services provided by MSX and arising as a result of the transactions contemplated herein (the "Transaction Fee").

                   2.3.2 Recoupment. FORD and MSX shall undertake reasonable efforts to permit FORD to recoup the Transaction Fee from revenues realized by GRI from an increase in the fee charged to vendors to PeopleNet or other price savings from such vendors. In the event of such revenues from an increased fee or savings, MSX shall pay to FORD one-third of such increased revenues or savings until the earlier of (i) 100% of the Transaction Fee is recovered by FORD or (ii) December 31, 1998.




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         2.4       The Closing.

         The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Dykema Gossett PLLC in Detroit, Michigan, commencing at, 10:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the "Closing Date").

         2.5       Deliveries at the Closing.

         At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, agreements and documents referred to in Article 2.1 above and Article 5.1 below, (ii) Buyer will deliver to Seller the various certificates, instruments, agreements and documents referred to in Article 2.1 above or Article 5.2 below, (iii) Seller will deliver to Buyer stock certificates representing all of the Offered Shares, all of the shares of any GRI Subsidiary, the stock of which is acquired directly by Buyer or one of its Subsidiaries and all of the shares of any GRI Subsidiary registered in the name of any party other than GRI (without any restrictive legend thereon), endorsed in blank or accompanied by duly executed assignment documents, with requisite stock transfer tax stamps, if any, attached, (iv) Buyer will deliver to Seller the consideration specified in Article 2.2.1 above, (v) Seller will deliver to Buyer the consideration specified in Article 2.3.1 above, (vi) Buyer and Seller will execute and deliver to each other the Ancillary Agreements and (vii) Seller will remit to a bank account controlled by GRI, in immediately available funds, GRI's investments in parent.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

         3.1 Representations and Warranties of the Seller. Seller represents and warrants to Buyer that the statements contained in this Article
3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this
Article 3.1).

                   3.1.1     Representations and Warranties Regarding FORD.

                             3.1.1.1   Organization of Seller.  Seller is a
corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, has full power and authority to own its properties and to carry on its business as now conducted.

                             3.1.1.2   Authorization of Transaction.  Seller
has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and

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thereunder. This Agreement has been duly executed and delivered by Seller and the Ancillary Agreements, upon execution by Seller, will have been duly executed and delivered by Seller, and each such agreement is or upon execution will be a valid and binding obligation of the Seller, enforceable in accordance with its terms and conditions, except as enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws and court decisions relating to or affecting the rights of creditors generally or by general principles of equity (whether considered in equity or at law).

                             3.1.1.3    Noncontravention. Neither the execution
and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, covenant, contract, lease, license, instrument, or other obligation or arrangement to which Seller is a party or by which it is bound or to which any of its assets is subject.

                             3.1.1.4     Offered Shares. Seller holds of record
and owns beneficially all of the Offered Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state securities laws), taxes, Security Interests (without regard to any exceptions included in such defined term), options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer or otherwise dispose of any capital stock of GRI (other than this Agreement). Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Offered Shares. The Offered Shares represent all of the issued and outstanding shares of GRI as of the Closing Date. At the Closing, there will be no restrictions upon the vesting in Buyer of unencumbered marketable title to the Offered Shares, free and clear of liens, encumbrances and other claims of any kind whatsoever, and such title shall then vest in Buyer.

                             3.1.1.5   Approvals. Except for the filing of
premerger notification reports generally required by law with the Federal Trade Commission and the Department of Justice, and any similar filings in foreign jurisdictions, no approval of or filing with any foreign, federal, state or local court, authority or administrative agency is necessary to authorize the execution and delivery of this Agreement and the Ancillary Agreements by the Seller or GRI or the consummation of the transactions contemplated herein and therein by the Seller. Prior to the Closing, such reports by the Seller will have been prepared in accordance with law and filed in a timely manner so as to permit the Closing to be consummated by the Seller as herein provided.



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                   3.1.2     Representations and Warranties Regarding GRI.
Seller represents and warrants to Buyer that the statements contained in this
Article 3.1.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3.1.2). Except as specifically provided in this Article 3, (a) the representations and warranties set forth in this Article 3.1.2 are not made with respect to the Power Products Division and (b) the term "GRI and its Subsidiaries" does not include the Power Products Division .

                             3.1.2.1   Organization, Qualification, and
Corporate Power. Each of GRI and its Subsidiaries is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation, and is duly qualified to conduct business as a foreign corporation in each of the jurisdictions (which are set forth in Exhibit 3.1.2.1) in which the ownership, use or leasing of its properties or the conduct of its business requires such qualification, and has effected all registrations required by the laws of the jurisdiction concerned. Each of GRI and its Subsidiaries has full corporate power and authority to carry on the businesses in which it is engaged and to own, lease and use the properties owned, leased and used by it. Exhibit 3.1.2.1 identifies the directors and officers of each of GRI and its Subsidiaries. Seller has provided to Buyer true, complete and correct copies of the corporate and minute books of each of GRI and its Subsidiaries.

                             3.1.2.2   Capitalization. The entire authorized
capital stock of GRI consists of 10,000 shares of common stock, $1.00 par value, of which 10 shares are issued and outstanding, all of which constitute the Offered Shares. No other shares of capital stock of GRI are authorized, issued or outstanding. All of the issued and outstanding Offered Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record by Seller, free and clear of all liens, encumbrances and claims. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GRI to issue, sell, or otherwise cause to become outstanding any of its capital stock. Exhibit 3.1.2.2 lists all outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to GRI or the Offered Shares, true, complete and accurate copies of which have been provided to Buyer. All obligations under any such plans listed on Exhibit 3.1.2.2 have been fully accrued for in the Most Recent Financial Statements.

                             3.1.2.3   Noncontravention. Neither the execution
and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of the charter or bylaws of any of GRI and its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any of GRI and its Subsidiaries is a party or by which it is bound or to which any of its assets is subject or result in


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the imposition of any Security Interest (without regard to any exceptions included in such defined term) upon any of its assets.

                             3.1.2.4   Title to Tangible Assets. Each of GRI and
its Subsidiaries has good and marketable title to, or a valid marketable leasehold interest in, and has a valid legal right to use all of the tangible assets used in the conduct of its business, free and clear of all Security Interests. Exhibit 3.1.2.4 lists all personal property leases under which GRI or any Subsidiary has an obligation in excess of $100,000 annually. True, complete and correct copies of all such leases have been provided to Buyer. Exhibit
3.1.2.4 lists or describes all tangible personal property owned by or an interest in which is claimed by any other person (whether Seller, a customer, supplier, affiliate or other Person, excepting only a third party lessor of personal property) which is used by GRI or its Subsidiaries or for which GRI or any of its Subsidiaries is responsible (true, complete and correct copies of all agreements relating thereto have been delivered to Buyer). Exhibit 3.1.2.4 also lists or describes all tangible personal property which is owned or used by the Power Products Division, the ownership of which will be removed from GRI pursuant to the transaction contemplated by Article 4.1.7 of this Agreement. After the Closing, GRI or one of its Subsidiaries will continue to own, lease, or have a right to use (without any increase in cost to GRI) all intangible and tangible assets and properties necessary to conduct its respective business as presently conducted (without additional cost, royalty or other fee to GRI or its Subsidiaries) including, without limitation, those assets (tangible and intangible) and properties which have been shared between any of GRI, the Power Products Division and Seller except as set forth on Exhibit 3.1.2.4. Exhibit
3.1.2.4 describes all services provided by Seller, the Power Products Division or Seller's Affiliates to GRI or its Subsidiaries and with respect to each such service, the charges (or allocations) to GRI or its Subsidiaries by Seller therefor.

                             3.1.2.5    Subsidiaries. Exhibit 3.1.2.5 sets forth
for each Subsidiary of GRI (i) its name and jurisdiction of incorporation, (ii) the number of shares of authorized capital stock of each class of its capital stock, (iii) the number of issued and outstanding shares of each class of its capital stock, the names of the holders thereof, and the number of shares held by each such holder, and (iv) the number of shares of its capital stock held in treasury. All of the issued and outstanding shares of capital stock of each Subsidiary of GRI have been duly authorized and are validly issued, fully paid, and nonassessable. Either GRI or one of its Subsidiaries holds of record and owns beneficially all of the outstanding shares of each Subsidiary of GRI. Other than as set forth in Exhibit 3.1.2.5, GRI does not own directly or indirectly any interest or have any investment in any corporation or other business. There are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights or other contracts or commitments that could require any of GRI's Subsidiaries to issue, sell or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Subsidiaries of GRI or their shares.

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                             3.1.2.6   Financial Statements. Attached hereto as
Exhibit 3.1.2.6 are the following financial statements (collectively the "Financial Statements"): (i) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flows as of and for the fiscal year ended 1996 for GRI and its Subsidiaries (which shall also include the Power Products Division), including the notes thereto and all additional or supplemental information supplied therewith, (ii) audited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal years ended 1994, 1995 and 1996 for GRI and its Subsidiaries (which shall also include the Power Products Division), including the notes thereto, all additional or supplemental information supplied therewith and the report prepared in connection therewith by the independent certified public accountants auditing such financial statements and (iii) unaudited consolidated balance sheets and statements of income, changes in stockholders' equity, and cash flow (the "Most Recent Financial Statements" as of and for the six months ended June 30, 1997 (the "Most Recent Fiscal Month End" for GRI and its Subsidiaries (which shall also include the Power Products Division) (and as of the corresponding dates and for the corresponding periods in the preceding fiscal year), including the notes thereto and all additional or supplemental information supplied therewith. The Financial Statements (including the notes thereto) (a) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and, in the case of the Financial Statements included as part of
(ii) above, have been audited in accordance with generally accepted auditing standards, and (b) present fairly the properties, assets and financial position of GRI and its Subsidiaries (including the Power Products Division) as of such dates and the results of operations of GRI and its Subsidiaries (including the Power Products Division) for such dates and periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments and lack footnotes and other presentation items. Exhibit 3.1.2.6 sets forth the year-end adjustments made to the unaudited financial statements in connection with the preparation of the audited financial statements for the fiscal year ended 1996. Exhibit 3.1.2.6 also sets forth the accounting methodology for removal of the assets and liabilities of the Power Products Division from GRI and any other financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with such methodology. All of GRI's and its Subsidiaries' receivables of any nature are collectible in the Ordinary Course of Business without offset subject to reserves reflected in the Financial Statements or otherwise recorded in the Ordinary Course of Business and will be collected by December 31, 1997. As of the Most Recent Fiscal Month End there are no liabilities or obligations of any kind or nature, contingent or otherwise, which are not reflected in the Most Recent Financial Statements and since such date neither GRI nor its Subsidiaries has incurred any such liability or obligation other than those incurred in the Ordinary Course of Business.

                             3.1.2.7   Events Subsequent to Most Recent Fiscal
Year End.

                             (a)       Since December 31, 1996, there has not
been any material adverse change, either individually or in the aggregate, in the business, properties, financial position, results of operations or net worth of GRI or its Subsidiaries (whether as a result of any casualty or disaster, accident, labor dispute, attrition of key employees, exercise of

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the power of eminent domain or other governmental act, or as a result of any other event or circumstance) and (ii) neither GRI nor its Subsidiaries has sustained any loss or damage to its properties, whether or not insured, which affects its ability to conduct its business; except as set forth on Exhibit 3.1.2.7, the business of GRI and its Subsidiaries has since such date been conducted in the same manner as theretofore conducted and in the Ordinary Course of Business; after the close of business on such date no transaction has taken place and no material contract has been entered into by GRI or its Subsidiaries other than in the Ordinary Course of Business; and specifically, without limitation of the foregoing, there have been no sales, removals or deliveries of inventory (other than in the Ordinary Course of Business), machinery, fixtures or other tangible or intangible assets of any nature since such date. Without limiting the generality of the foregoing, since that date neither GRI nor any of its Subsidiaries has engaged in any practice, taken any action, or entered into any transaction outside the Ordinary Course of Business, other than as contemplated by this Agreement in connection with this transaction.

                             (b)       Since December 31, 1996, there has been
no material casualty affecting GRI or its Subsidiaries or loss, damage or destruction to any of their properties, whether or not covered by or compensated under any insurance policy covering GRI or its Subsidiaries.

                             (c)       Since December 31, 1996, neither GRI nor
its Subsidiaries has:

                                       (i)    issued capital stock or declared
                                       or paid any dividend (except for
                                       dividends paid by any Subsidiary of GRI
                                       to GRI) or made any other payment from
                                       capital or surplus or other distribution of any nature, or directly or indirectly redeemed, purchased or otherwise acquired or recapitalized or reclassified any of its capital stock or liquidated in whole or in part;

                                       (ii)   except as described in Exhibit
                                       3.1.2.7, acquired all or substantially
                                       all of the stock or assets of any other
                                       company (including any such acquisition
                                       structured as a merger or consolidation) or made any loan of money to or investment in any other company;

                                       (iii)  created, incurred or assumed or
                                       committed to create, incur or assume any indebtedness or other liability, except for accounts payable or other current liabilities which (1) are not for borrowed money, (2) were incurred in the


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



                                       Ordinary Course of Business, and (3) have not been materially adverse to the business, properties, financial position, results of operations or net worth of GRI and its Subsidiaries;

                                       (iv)   mortgaged, pledged, leased or
                                       otherwise encumbered any asset other than in the Ordinary Course of Business;

                                       (v)    except as described in Exhibit
                                       3.1.2.7, raised salaries, hourly rates or the rate of bonuses or commissions or other compensation payable to directors, officers or other employees of GRI or its Subsidiaries, except for normal increases consistent with past practice, or adopted, entered into, amended, or terminated any Employee Benefit Plan;

                                       (vi)   varied insurance coverage;

                                       (vii)  altered or amended its charter or
                                       bylaws;

                                       (viii) entered into, materially amended
                                       or terminated any material contract,
                                       agreement, franchise, permit or license, except in the Ordinary Course of Business;

                                       (ix)   agreed with Seller or any of
                                       Seller's Affiliates to modify pricing or terms of any relationship to the detriment of GRI or any of its Subsidiaries; or

                                       (x)    entered into any agreement,
                                       commitment or understanding to do or
                                       engage in any of the foregoing after the date hereof.

                             3.1.2.8   Legal Compliance.  Each of GRI and its
Subsidiaries has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, directives, rulings, and charges thereunder) of federal, state, local, and foreign governments and supranational authorities (and all agencies thereof). Neither GRI nor any of its Subsidiaries is subject to any judicial, governmental or administrative order, judgment or decree. Each of GRI and its Subsidiaries has obtained all governmental licenses, permits, approvals, authorizations, exemptions, classifications and certificates material to the conduct of its business or to the ownership of its properties (collectively referred to herein as "Licenses"). True, complete and accurate copies of all Licenses have been provided to Buyer. Each License is valid, binding and in full force and effect and neither Seller nor any of GRI or its Subsidiaries is, or has received any notice that it is, in default (or with the giving of notice or lapse of time or both, would be in default) under any License. For purposes of this Article 3.1.2.8, GRI includes the Power Products Division.

                             3.1.2.9   Tax Matters. Seller has made available to
Buyer true, complete and accurate copies of that portion of Seller's Tax Returns relating to GRI and its Subsidiaries filed for all tax periods ended on and after December 31, 1991. Each of GRI and its Subsidiaries has filed all Tax Returns that it was required to file, and has paid all Income Taxes and Other Taxes shown thereon as owing. Neither GRI nor any of its Subsidiaries has any deficiency with respect to any tax period ending on or prior to the Closing Date on account of Income Taxes or Other Taxes and is not and will not be subject to any liability or assessment with respect to such Income Taxes or Other Taxes, whether or not assessed, which are not timely and adequately provided for in the tax accruals in the Most Recent Financial Statements, other than current and deferred taxes of GRI or its Subsidiaries for 1997 not yet due which arise solely from income earned or operations in the Ordinary Course of Business after the date of the Most Recent Financial Statements and which are consistent in character and amount with the tax accruals reflected in the Financial Statements. The federal Income Tax Returns relating to GRI and its Subsidiaries have been audited by the Internal Revenue Service through December 31, 1989. Except as set forth on Exhibit 3.1.2.9, none of GRI and its Subsidiaries (i) has waived any statute of limitations in respect of Income Taxes or Other Taxes or agreed to any extension of time with respect to an Income Tax or Other Tax assessment or deficiency or (ii) is a party to any tax allocation or sharing agreement (except as set forth on Exhibit 3.1.2.9) and none of them has any liability under Treasury Regulation Section 1.1502-6 or otherwise for the taxes of any other person. GRI has not filed any consent under Code Section 341(f) concerning collapsible corporations. GRI has not made any payments, nor is it obligated to make any payments, that will not be deductible under Code Section 280G. For purposes of this Article 3.1.2.9, GRI includes the Power Products Division.

                             3.1.2.10  Real Property.

                             (a)       The sole real property currently or
previously owned by GRI is 12801 Prospect Street, Dearborn, Michigan (the "Property") as described in Exhibit 3.1.2.10. GRI has good and marketable fee simple title to the Property, free and clear of all easements, restrictions, occupancy agreements, assessments, liens, encumbrances, claims or other matters affecting title, use or occupancy, except for (i) liens for nondelinquent ad valorem taxes and (ii) such easements, liens and encumbrances as do not detract from or interfere with the present or planned use of the Property subject thereto. All of the easements, liens, and encumbrances referred to in clause
(ii) above are set forth in Exhibit 3.1.2.10. Either GRI or its Subsidiaries has a valid leasehold interest in all the real property leased by it (the "Leased Properties"). True, complete and accurate copies of all real property leases with respect to the Leased Properties have been provided to Buyer. A list of all such leases is also set forth on

Exhibit 3.1.2.10. All such Leased Properties in the United States are in multi-tenant office facilities. The sole property previously leased by GRI consisted of a multi-tenant office facility. None of Seller nor GRI or its Subsidiaries has received any notice of, nor has Knowledge (a) of any easements, restrictions, occupancy agreements, assessments, liens, encumbrances, claims or other matters affecting GRI's or its Subsidiaries' rights under any leasehold estate, or (b) that such leasehold estates are subordinate to, or defeasible by, any lien on the subject real estate, or any prior lease thereon. No governmental authority having jurisdiction over the Property or the Leased Properties has given any notice of a possible future imposition of assessments affecting such property or the exercise of the power of eminent domain.

                             (b)       Seller has provided to Buyer true,
complete and accurate copies of all environmental reports, studies or analyses in the possession of Seller, GRI or its Subsidiaries which have been conducted with respect to the Property and the Leased Properties. Neither Seller nor GRI or its Subsidiaries have received notice from any governmental authority in the last three years that the Property or the Leased Properties, or the conduct of the business of GRI and its Subsidiaries thereon, have violated any environmental law, zoning ordinance, or building code or any other foreign, federal, state or local law rule, regulation or ordinance of any governmental authority or the common law. Except as disclosed in Exhibit 3.1.2.10, neither Seller's records nor those of GRI or its Subsidiaries show the presence of any underground storage tank on the Property.

                             3.1.2.11  Intellectual Property. Exhibit 3.1.2.11
identifies each copyright, patent, trade name, trademark, service mark or registration, whether registered or common law, and all applications therefor that are pending or in the process of preparation, in the United States and in foreign countries (the " Intellectual Property Rights") to the extent directly or indirectly owned, licensed, used, required for use or controlled in whole or in part by GRI or its Subsidiaries. Exhibit 3.1.2.11 also lists all licenses and other agreements or arrangements allowing GRI or its Subsidiaries to use Intellectual Property Rights of third parties, including Seller or its Affiliates, in the United States or foreign countries. True, complete and accurate copies of all such licenses or agreements have been provided to Buyer. Except as set forth in Exhibit 3.1.2.11, GRI or one of its Subsidiaries is the sole and exclusive owner of the Intellectual Property Rights listed in Exhibit 3.1.2.11, free and clear of any claims, liens, licenses, sublicenses, charges or encumbrances and no governmental registration of any of the Intellectual Property Rights has lapsed, expired or been canceled. abandoned, opposed or the subject of a re-examination request. All Intellectual Property Rights used in or necessary for the conduct of GRI's and its Subsidiaries' business as now conducted are licensed to or owned by GRI or its Subsidiaries and there have been no claims, and except as set forth on Exhibit 3.1.2.11, none of Seller, GRI or any of its Subsidiaries has any Knowledge of any basis for any claim, challenging the scope, validity or enforceability of any of the Intellectual Property Rights. There are no instances where it has been held, claimed, or alleged (other than the assertion by the Gas Research Institute with respect to the name "GRI"), whether directly or indirectly, and neither Seller nor GRI or its Subsidiaries has any Knowledge that any of the Intellectual Property Rights of GRI or its Subsidiaries infringe the intellectual property rights of any third party, or that any activity of any third party infringes upon any of the Intellectual Property Rights. Neither GRI nor its Subsidiaries has been, nor is GRI or its Subsidiaries now, conducting its business in a manner which has been or is in violation of any intellectual property rights of another. Except as set forth on
Exhibit 3.1.2.11, none of GRI or its Subsidiaries requires a license or other proprietary right to so operate its business.

                             3.1.2.12  Material Contracts. Exhibit 3.1.2.12
lists all of the existing agreements, contracts and other commitments (including all amendments or modifications to the foregoing) to which any of GRI and its Subsidiaries is a party, written or unwritten, (including, without limiting the generality of the foregoing, all supply contracts; guarantee agreements; sales representation and distribution agreements; purchase orders and commitments; product warranties; and powers of attorney but excluding any such agreement or contract which has been provided pursuant to another representation and warranty in this Agreement). Notwithstanding the foregoing, Exhibit 3.1.2.12 need not list:

                                       (i)    any contract with a customer made
                                       (A) in the Ordinary Course of Business on or after the date hereof or (B) prior to the date hereof, in either case whereby GRI or one of its Subsidiaries is obligated to deliver less than $1,000,000 in invoice value of services or goods in each transaction or series of related transactions; or

                                       (ii)   any purchase commitment made (A)
                                       in the Ordinary Course of Business at
                                       prevailing prices on or after the date
                                       hereof or (B) prior to the date hereof,
                                       in either case which is not in excess of $100,000 in each transaction or series of related transactions.

The pricing provisions in contracts with FORD and its Affiliates which are not listed in Exhibit 3.1.2.12 are, in the aggregate, not less favorable than market prices. Concurrently with the delivery of the aforementioned list, Buyer has been given true, complete and correct copies of all written instruments evidencing the items listed in Exhibit 3.1.2.12 and has also been given copies of the forms of written purchase and sales orders used by GRI and its Subsidiaries. Purchase orders and purchase commitments may be canceled at any time without penalty except as will be otherwise described in Exhibit 3.1.2.12.

         All of the agreements, contracts and commitments listed in Exhibit 3.1.2.12, all real property leases and all personal property leases and all of the agreements, contracts and commitments not required to be listed by reason of clause (i) or (ii) of Section 3.1.2.12 and all other material agreements, contracts and commitments listed or described in another provision or exhibit to this Agreement, are valid and binding obligations of the parties thereto in accordance with their respective terms and there has occurred no event which would constitute any breach of or default in any provision of any such agreement, contract or commitment or which would permit the acceleration or termination of any obligation of any party thereto or the creation of a lien or encumbrance upon any asset of GRI or its Subsidiaries or which would give rise to any of the foregoing upon the giving of notice or lapse of time.

                             3.1.2.13  Litigation. Exhibit 3.1.2.13 sets forth
each instance in which any of GRI or its Subsidiaries or an Employee Benefit Plan or trust related thereto (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction. Other than as set forth on Exhibit 3.1.2.13, no litigation of any kind or nature or governmental or administrative investigation or proceeding to which any of GRI its Subsidiaries or an Employee Benefit Plan or trust related thereto may be a party is now pending or threatened, no claim which has not ripened into litigation or other proceeding has been made or threatened against it, and Seller has not received notice of, nor does Seller have Knowledge of, any facts, circumstances or conditions which might reasonably be expected to give rise to any such claim, investigation, proceeding or litigation, in each case whether or not covered by insurance. Neither GRI nor any of its Subsidiaries has any liability, and will not have any liability following the Closing, on account of (a) defective products or services (including liability on account of product warranties) manufactured, sold, provided or performed by or on behalf of GRI or its Subsidiaries prior to the Closing or (b) GRI's or its Subsidiaries' working conditions (other than workers' compensation claims contained on the workers' compensation loss run previously provided to Buyer) as they exist at any time prior to the Closing.

                             3.1.2.14  Employee Matters.

                             (a)       Except as set forth in Exhibit 3.1.2.14,
no employees of GRI or its Subsidiaries are represented by a union or other labor organization and there is no organizing drive respecting the employees of GRI or its Subsidiaries. True and complete copies of any applicable collective bargaining agreement will be provided to Buyer prior to Closing. Each of GRI and its Subsidiaries has complied with the terms of any applicable collective bargaining agreements (or its foreign equivalent) and all applicable laws affecting employment and employment practices, terms and conditions of employment and wages and hours. There is no unfair labor practice charge or complaint (or its foreign equivalent) pending or threatened against GRI or its Subsidiaries before any government agency (U.S. or foreign) that regulates labor affairs. There is no actual or threatened labor strike, slowdown, work stoppage or lockout with respect to represented employees of GRI or its Subsidiaries.

                             (b)       Exhibit 3.1.2.14 lists all Employee
Benefit Plans (whether or not subject to ERISA) maintained by or contributed to by GRI or its Subsidiaries for its employees in the United States. None of GRI nor any Subsidiary with respect to its employees in the United States has (a) ever contributed to any multiemployer plan (as defined in ERISA Section.

3137 or 4001(a)(3)), or (b) maintained any defined benefit plan subject to Title IV of ERISA, nor does GRI or any Subsidiary maintain any retiree medical or retiree life insurance programs.

                                       (i)    Each such Employee Benefit Plan
                                       (and each related trust, insurance
                                       contract, or fund) complies in form and
                                       in operation in all respects with its
                                       governing documents and the applicable
                                       requirements of ERISA and the Code.

                                       (ii)   All contributions and premium
                                       payments (including all employer
                                       contributions and employee salary
                                       reduction contributions) which are due
                                       have been paid and will be timely paid
                                       through the date of Closing to each such Employee Benefit Plan which is an Employee Pension Benefit Plan or Employee Welfare Benefit Plan.

                                       (iii)  Each such Employee Benefit Plan
                                       which is an Employee Pension Benefit Plan has received a current determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code ss.401 (a), and Buyer is unaware of any event that has occurred, whether by action or failure to act, which has resulted in or could cause the loss of such qualification, and each trust thereunder is exempt from tax pursuant to Code Section 501(a); true complete and accurate copies of the aforementioned determination letters have been provided to Buyer.

                             (c)       Exhibit 3.1.2.14 lists and describes all
Employee Welfare Benefit Plans and Employee Pension Benefit Plans which have been terminated since January 1, 1991. The terminations of all such Employee Pension Benefit Plans have been approved by the Internal Revenue Service and, in the case of any defined benefit pension plan, by the PBGC.

                             (d)       All of the Employee Benefit Plans,
programs and policies maintained or contributed by GRI or any Subsidiary in which its employees or former employees are entitled to participate (other than in the United States) are listed in Exhibit 3.1.2.14 (the "Foreign Plans") and true, complete and accurate copies of all such plans, programs and policies will be provided to Buyer prior to Closing. Each Foreign Plan complies in form and in operation in all respects with all applicable laws and all contributions which are due to have been paid under any such Foreign Plan prior to the Most Recent Fiscal Month End will have been paid or fully accrued for on the Most Recent Financial Statements and, following such date, each of GRI and its Subsidiaries have continued to satisfy its obligations under such Foreign Plans.

                             3.1.2.15  Employees. Seller has provided to Buyer a
true, accurate and complete list of the names and annual salaries of all officers and other non-hourly rated employees of GRI or its Subsidiaries receiving compensation at an annual rate (including bonuses, commissions and other compensation) in excess of $100,000 (or the foreign currency equivalent thereof), together with the amount of bonuses and description of agreements or arrangements for commissions and other compensation or benefits of any nature, including, without limitation, tax-non/qualified pension, profit sharing, welfare and other benefit plans, severance and vacation policies (to the extent not described in Article 3.1.2.14), to be paid or provided to any person pursuant to agreement, custom, or present understanding. Except as set forth on
Exhibit 3.1.2.15, (i) neither GRI nor any of its Subsidiaries is a party to any employment contract, oral or written, with any executive or employee, other than an employment contract providing for at will termination with respect to United States employees and (ii) neither GRI nor any of its Subsidiaries is a party to any employment contract, oral or written, which varies from the standard form contracts previously provided to Buyer, with respect to foreign employees. Neither Seller nor GRI or its Subsidiaries has any Knowledge that any officer or other key employee of GRI or its Subsidiaries identified on the employee list provided in this Section 3.1.2.15 is actively seeking to leave the employment of GRI.

                             3.1.2.16  Insurance. Exhibit 3.1.2.16 lists all
policies of insurance and all self-insurance of Seller or GRI insuring GRI and its Subsidiaries. True, complete and accurate copies of all such policies have been provided to Buyer. All of such policies of insurance are in full force and effect as stated therein and the premiums therefor have been paid as they became due and payable.

         3.2 Representations and Warranties of the Buyer. Buyer represents and warrants to Seller that the statements contained in this Article 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article 3.2).

                   3.2.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation and has full power and authority to own its properties and to carry on its business as now conducted.

                   3.2.2 Authorization of Transaction. Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and the Ancillary Agreements and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by Buyer and the Ancillary Agreements, upon execution by Buyer, will have been duly executed and delivered by Buyer, and each such agreement is or upon execution will be a valid and binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws and court decisions relating to or affecting the rights of creditors generally or by general principles of equity (whether considered in equity or at law).

                   3.2.3 Noncontravention. Neither the execution and the delivery of this Agreement or the Ancillary Agreements, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or
(ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, covenant, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject.

                   3.2.4 Investment. Buyer (i) understands that the Offered Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, and (ii) is acquiring the Offered Shares solely for its own account for investment purposes, and not with a view to the distribution thereof.

ARTICLE 4 - COVENANTS

         4.1 Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                   4.1.1 General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 5 below).

                   4.1.2 Notices and Consents. Each of the Parties will (and Seller will cause each of GRI and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents. and approvals of governments and governmental agencies in connection with the matters referred to in this Agreement. Without limiting the generality of the foregoing, each of the Parties will file any notification and report forms and related material that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the Hart-Scott-Rodino Act, will use its reasonable best efforts to obtain a waiver from the applicable waiting period, and will make any further filings, foreign or domestic, that may be necessary, proper, or advisable in connection therewith. Notwithstanding the foregoing, however, whichever entity is required by applicable law to make such filings with foreign agencies, shall take primary responsibility for making such filings.

                   4.1.3 Operation of Business. Seller will not cause or permit any of GRI and its Subsidiaries to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business or as described in Article 3.1.2.7. More specifically, but without limiting the foregoing, Seller:

                             (i)       Shall cause each of GRI and its
                             Subsidiaries to carry on their business in a diligent manner consistent with prior practice in the Ordinary Course of Business, except as described on Exhibit 4.1.3, not initiate any new method of management or operation, and Seller will use its best efforts to preserve each of GRI's and its Subsidiaries' business organization intact and conserve the goodwill and relationships of its customers, suppliers and others having business relations with it and the services of all officers, employees, agents and representatives.

                             (ii) Shall not, without the prior consent of Buyer, permit any of GRI or its Subsidiaries to (A) make any capital contribution or investment in any corporation, business or other entity; (B) declare, set aside or pay any payment, dividend or other distribution of any nature in respect of its capital stock except that Subsidiaries of GRI located in jurisdictions other than the United States may pay dividends to GRI to the extent that GRI will not incur any adverse Income Tax or Other Tax liabilities in connection therewith; (C) acquire or dispose of a capital asset having an initial cost of $100,000 or more; (D) merge or consolidate with any other corporation, business or other entity or acquire any assets of any other corporation, business or other entity (other than inventory in the Ordinary Course of Business or as otherwise specifically permitted by this Agreement); or (E) enter into, materially amend or terminate any material contract, agreement, franchise, permit or license.

                             (iii)     Shall cause GRI and its Subsidiaries to
                             (i) duly and timely file all reports and returns required to be filed with any governmental agency and will promptly pay when due all taxes, assessments and governmental charges including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings; (ii) maintain and keep in good order all buildings, offices, shops and other structures, and keep all machinery, tools, equipment, fixtures and other property used or useable in its business in good condition, repair and working order, (iii) maintain in full force and effect all policies of insurance now in effect; and
                             (iv) not do any act or omit any act or permit any omission to act, within its control, which will cause a breach or default in any material respect in any of its contracts, commitments or obligations.

                   4.1.4 Full Access. Seller will permit, and will cause each of GRI and its Subsidiaries to permit, representatives of Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of GRI and its Subsidiaries, to all premises, properties, personnel, books, records (including tax records), contracts, and documents of or pertaining to each of GRI and its Subsidiaries, will permit Buyer to conduct any environmental inspections, tests, studies or analyses, and will furnish Buyer with documents and all such other information concerning its properties and business as Buyer may reasonably request. In accordance with the Confidentiality Agreement, Buyer will treat and hold confidential any Evaluation Material it receives from any of Seller, GRI and its Subsidiaries in the course of the reviews contemplated by this Article 4, will not use any of the Evaluation Material except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller, GRI and its Subsidiaries or destroy all tangible embodiments (and all copies) of the Evaluation Material which are in its possession.

                   4.1.5 Further Actions. Neither Seller nor GRI or its Subsidiaries shall take any action or omit to take any action within the control of any of them to the extent such action or omission might result in any of the representations or warranties contained in this Agreement being inaccurate or incorrect on and as of the date of Closing.

                   4.1.6 Exclusivity. As long as this Agreement shall remain effective, neither Seller nor GRI will negotiate with any other person with respect to the sale or disposition of the Offered Shares or the assets or business of GRI or its Subsidiaries (other than those assets or that portion of the business exclusive to the Power Products Division).

                   4.1.7 Power Products Division. Prior to Closing, Seller shall dividend or otherwise remove the assets of Power Products Division as shown on Exhibit 3.1.2.4, offer employment to and employ all employees of the Power Products Division, and assume all of the liabilities and obligations of the Power Products Division. Seller shall not, however, remove any tangible or intangible asset (i) which is also used by GRI or its Subsidiaries in the conduct of their respective business and (ii) which would prejudice GRI or its Subsidiaries in the conduct of their respective business.

                   4.1.8     Notice of Developments.

                   (a) Seller shall notify Buyer of any development subsequent to the date of execution of this Agreement causing any changed facts, circumstances or information from the matters described in the representations and warranties in Article 3 hereof, including the Exhibits thereto and of any fact, circumstance or information which would render any representation or warranty of Seller in this Agreement incomplete, untrue or incorrect in any respect.

                   (b) Each Party will give prompt written notice to the other of any development causing a breach of any of its own representations and warranties in Articles 3.1, 3.1.2 or 3.2 above; provided, however, that except as hereafter provided in Article VI, no disclosure by Seller or any Party pursuant to this Article 4.1.8, shall be deemed to amend or supplement any Exhibit or to prevent or cure any misrepresentation or breach of warranty.

                   4.1.9 Broker Fees. Each Party, as appropriate, will pay any fees or commissions to any broker, finder or agent it retained with respect to the transactions contemplated by this Agreement for which a Party could become liable or obligated.

                   4.1.10 Allocation of Purchase Price. Not later than six months after the Closing, Buyer shall in good faith prepare a schedule (the "Allocation Schedule") and deliver it to Seller setting forth the allocation of the consideration to be paid by Buyer pursuant to Buyer's election of tax treatment under Section 338(h)(10) of the Code (and any corresponding elections under state, local or foreign tax law (collectively, a "Section 338(h)(10) Election")). The Allocation Schedule shall be determined in accordance with
Section 338 of the Code. Buyer and Seller shall have 30 days from the date of such delivery to resolve any disagreements regarding the Allocation Schedule. At the end of such period, any remaining disagreements shall be resolved pursuant to the Tax Dispute Resolution Mechanism set forth in Article 4.3.7 below. The value of the foreign subsidiaries of GRI shall be presumed to be their net worth (excluding the Power Products Division). If any change in the Allocation
Schedule is made necessary as a result of an adjustment to the Purchase Price, then Buyer and Seller shall agree on the amount of such increase or decrease and the allocation thereof among the assets of each of GRI and its Subsidiaries in accordance with the requirements of the Code. In connection with the preparation of the Allocation Schedule, the Parties shall cooperate with each other and provide such information as either of them shall reasonably request.

                   4.1.11 Collection of Accounts Receivable. Seller shall institute a permanent payment mechanism for payment of accounts receivable relating to AdTeam, PeopleNet and Diversified Document Solutions (" DDS") such that FORD shall pay such accounts receivable, after the Closing, in immediately available funds within 24 hours (or the next FORD business day) after payment by Buyer to its suppliers. The Parties will negotiate in good faith to appropriately assess the external auditing required for monitoring and verification of this payment mechanism. Expenses paid by FORD on behalf of GRI will be reimbursed by GRI on a basis consistent with past practice.

                   4.1.12 Consents. To the extent that any contract, lease, agreement or other arrangement with or benefiting GRI or its Subsidiaries would be breached or violated by the consummation of this transaction, Seller, at Seller's cost and expense, will use its reasonable best efforts to obtain any required consent or waiver of any third party of any such breach or violation. If any such waiver or consent shall not be obtained, Seller shall cooperate with Buyer in any reasonable arrangements designed to provide Buyer, at no additional cost or expense to Buyer, with the benefits intended to be received by GRI or its Subsidiaries under the relevant contract, lease, agreement or other arrangement. Seller shall consent to or waive any right it may have to object to any change of control of GRI or its Subsidiaries under any agreements, contracts, understandings or commitments between Seller and its Affiliates and GRI or one of its Subsidiaries.

                   4.1.13 Estimated Cash of GRI. Seller shall deliver to Buyer one business day prior to the Closing Date a good faith estimate of the Cash of GRI on the Closing Date (the "Estimated GRI Cash ").

         4.2 Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

                   4.2.1 General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 6.2 or 6.3 below).

                   4.2.2 Litigation Support. In the event and for so long as any Party actively is, contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of GRI and its Subsidiaries, each of the other Parties shall cooperate with the other or its counsel in the defense or contest, make available its personnel, and provide such testimony and access to its books and records as shall be necessary in connection with the defense or contest, all at the sole cost and expense of the contesting or defending Party, which shall pay out-of-pocket expenses of the other Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article 6.2 or 6.3 below or the Parties are otherwise in an adversarial relationship).

                   4.2.3 GRI Employee Plans. Buyer shall take no action to cause GRI to terminate the GRI Employee Benefit Plans or Foreign Plans during calendar year 1997 (except any plans provided by or through Seller, which may be discontinued except as set forth below). Buyer shall cause GRI to make any payments due under the Severance Plan after the Closing

Date until such time as the plan is terminated. Seller has provided to Buyer a true, complete and accurate copy of the GRI Severance Plan. Nothing contained in this Article 4.2.3 shall be construed to prevent Buyer from terminating or modifying to any extent or in any respect any Employee Benefit Plan or Foreign Plan of GRI or its Subsidiaries after December 31, 1997. Effective as of the Closing Date, Seller shall take such action as is necessary to terminate the participation of employees of GRI or its Subsidiaries in the employee discount plans, training programs, and other fringe benefit plans and programs maintained by Seller, except to the extent that (i) the availability of any such plan or program is required pursuant to the terms of any applicable collective bargaining agreement in which employees of GRI participate, in which event such plan or program shall continue until the effective termination of such collective bargaining agreement, at the cost at which GRI or its Subsidiaries currently pays Seller, if any, and/or (ii) termination of any such plan or program in foreign jurisdictions would cause GRI or one of its Subsidiaries to have to compensate any employee for the loss of any such plan or program, in which event any such plan or program shall continue for the shortest period of time necessary to permit GRI or its Subsidiaries to terminate it without incurring any such liability; provided, however, FORD's obligation under this
Article 4.2.3 will be subject to renegotiation based on the facts existing at the time.

                   4.2.4 Reports; Access to Books and Records; Audited Financial Statements.

                   (a) After the Closing, each of Buyer and Seller shall permit the other Party, its respective officers, counsel and other representatives to have reasonable access to, and the right to make copies of such Party's books, records and files as reasonably necessary in connection with tax return preparation or tax compliance matters. FORD further agrees to make available to Buyer access to such of FORD's books, records and files and to otherwise cooperate with Buyer in timely providing such information as is reasonably necessary in connection with any public offering by Buyer.

                   (b) Within ninety (90) days following the Closing Date, Seller shall, at its expense, deliver to Buyer copies of the audited consolidated balance sheets and statements of income, changes in stockholders' equity and cash flow as of and for the fiscal year ended 1996 for GRI and its Subsidiaries (excluding the Power Products Division) prepared in accordance with the methodology contained in Exhibit 3.1.2.6.

                   4.2.5     Agreement Not to Compete; Confidential Information.

                             4.2.5.1   Non-Competition.  Seller acknowledges and
recognizes the highly competitive nature of GRI's business and accordingly agrees as follows:

                   (a) Seller agrees that during and for the period commencing with the Closing Date and ending on the date that is seven years after such date (the "Restricted Period"), neither Seller nor its Affiliates will directly or indirectly engage in the Business

Activities (as hereinafter defined) whether such engagement is as an owner, partner, investor (other than as a passive investor with less than a controlling interest in the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or other participant, in the Geographic Territory (as hereinafter defined), whether for a for-profit or not-for-profit entity.

                   (b) Seller agrees that during the Restricted Period, neither Seller nor its Affiliates will directly or indirectly engage in any of the Business Activities as a supplier to any customer with whom GRI or its Subsidiaries has done business within two years prior to the date hereof, whether as a partner, investor (other than as a passive investor with less than a controlling interest in the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or other participant, whether for a for-profit or not-for-profit entity.

                   (c) Seller agrees that during the Restricted Period, neither Seller nor its Affiliates will directly or indirectly assist others in engaging in any of the Business Activities in the manner prohibited to Seller and its Affiliates under this Agreement.

                   (d) Seller agrees that during the Restricted Period, neither Seller nor its Affiliates will directly or indirectly induce employees of GRI or its Subsidiaries to engage in any activities hereby prohibited to the Seller or its Affiliates or to terminate their employment.

                   (e) For purposes of this Article 4.2.5, the term "Business Activities" shall mean (a) the activities of GRI or its Subsidiaries as of the Closing Date, (b) the activities of GRI or its Subsidiaries (excluding the Power Products Division) during the two year period preceding the Closing Date, and (c) temporary staffing activities with the exception of Ford utilizing those UAW employees who have protected status under the current Ford/UAW collective bargaining agreement who are displaced from their permanent positions with Ford to fill temporary positions ("Displaced Ford Employees"), provided that FORD shall not utilize or place any Displaced Ford Employee working as salaried designers or hourly mechanics engaged in prototype build outside FORD. For purposes of this Article 4.2.5, the term "Geographic Territory" is defined as North America, Western Europe, Australia, Argentina, Brazil, Korea, Poland and New Zealand. Nothing contained in this Article 4.2.5 shall prevent FORD from entering into joint ventures, whether or not located in the Geographic Territory, provided that such joint ventures do not engage in the Business Activities in any manner prohibited to Seller and its Affiliates herein.

                             4.2.5.2   Exclusions. Nothing contained in this
Article 4.2.5 shall deprive Ford of the ability to insource the Business Activities, subject to the specific restrictions contained in the Master Vendor Agreement and the Master Supply Agreement, and the general principle that FORD will not deprive MSXI of the benefits of this Agreement and its related transactions by FORD insourcing of such Business Activities.

                             4.2.5.3   Confidential Information. Seller
acknowledges that GRI's and its Subsidiaries' trade secrets, private or secret processes as they currently exist and information concerning products, development, technical information, procurement and sales activities and procedures, promotion and pricing techniques and credit and financial data concerning customers currently possessed or known by FORD are GRI's valuable, special and unique assets, access to and knowledge of which have been gained by virtue of the Seller's ownership of GRI. In light of the highly competitive nature of the industry in which GRI and its Subsidiaries conduct business, Seller further agrees that all knowledge and information described in the preceding sentence shall be considered confidential information. In recognition of this fact, Seller agrees that for a period of two years from the Closing Date, Seller and its Affiliates will take such steps to protect the confidential and proprietary nature of such information as it would take with respect to its own confidential information. The foregoing restrictions shall not apply to any such information that (i) now or hereafter lawfully becomes a matter of public record other than as a result of a disclosure in violation of this Agreement (provided that any such information will be deemed confidential until such time as it has lawfully become a matter of public record), (ii) is approved for release by GRI, (iii) is lawfully acquired by Seller from a third party who is not subject to any confidentiality obligation or (iv) is required by law to be disclosed.

                             4.2.5.4   Scope of Restrictions. It is expressly
understood and agreed that although the Buyer and Seller consider the restrictions contained in this Agreement to be reasonable for the purpose of preserving for GRI and its Subsidiaries its goodwill, proprietary rights and going business value, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in this Article 4.2.5 is an unenforceable restriction against the Seller, the provisions of such restriction shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable. Alternatively, if the court referred to above finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein. The provisions of this Article 4.2.5.4 shall in no respect limit or otherwise affect the obligations of Seller under any agreements with GRI or its Subsidiaries.

                             4.2.5.5   Remedies. Seller acknowledges and agrees
that Buyer's remedy at law for a breach or threatened breach of any of the provisions of this Article 4.2.5 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by Seller of the provisions of Article 4.2.5. it is agreed that Buyer, in addition to its remedy at law, without posting any bond, shall be entitled to, and the Seller agrees not to oppose Buyer's request for, equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be appropriate. Seller acknowledges that the granting of a temporary injunction, temporary restraining order or permanent injunction merely prohibiting the use of trade secrets and like proprietary information would not be an adequate remedy upon breach or threatened breach hereof, and consequently agrees upon any such breach or threatened breach to the granting of injunctive relief prohibiting the design, development, manufacture, sale, marketing or servicing of products of the kind designed, developed, manufactured, sold, marketed or services by GRI or its subsidiaries. Nothing herein contained shall be construed as prohibiting Buyer or GRI or its Subsidiaries from pursuing any other remedies available to it for such breach or threatened breach.

         4.3       Section 338(h)(10) Election.


                   4.3.1 Buyer and Seller shall make a timely, effective and irrevocable election under Section 338(h)(10) (the "Section 338(h)(10) Election") with respect to the purchase and sale of the Offered Shares and GRI Subsidiaries incorporated under the laws of any state in the United States. Buyer may, at its option, make an election pursuant to Section 338 with respect to any of GRI's foreign subsidiaries. Buyer may make, cause or permit any of its Subsidiaries to make any election under Code Section 338 or any similar election under state, local or foreign tax law with respect to the purchase and sale of the capital stock of any of GRI and its Subsidiaries.

                   4.3.2 Each Party agrees to be bound by the allocations set forth in the Allocation Schedule, to complete Form 8023-A with its federal income tax return consistent with such allocation for the tax year in which the Closing occurs, to file, or cause to be filed, all other tax returns in a manner consistent with such allocation and not to take any actions inconsistent therewith.

                   4.3.3 Buyer shall pay to Seller as additional Purchase Price such amount (the "Tax Election Amount"), if any, (net of Income Tax on such amount at an assumed rate of 38%) as shall equal the excess of (i) the amount of taxes due as a result of the deemed sale of the assets of GRI pursuant to the Section 338(h)(10) Election, taking into account any available losses or credits resulting from such deemed asset sale. over (ii) the amount of taxes that would have been incurred by Seller as a result of a sale (without an Section 338(h)(10) Election) of the Offered Shares for the Purchase Price, disregarding for this purpose any distribution of GRI's assets pursuant to or as contemplated by this Agreement. In no event shall Buyer's obligations under the whole of this Article 4.3 exceed $200,000 in the aggregate. The Seller shall be liable for and shall pay all taxes of GRI, FORD or FORD's subsidiaries resulting from the deemed sale of the assets of GRI pursuant to the Section 338(h)(10) Election in excess of Buyer's obligation hereunder. Any additional Purchase Price payable by the Buyer pursuant to this Article 4.3.3 shall be disregarded for purposes of calculating the Tax Election Amount. In the event that a tax authority asserts that an amount of tax described in clause (i) above is greater than that originally determined by the Parties, Seller shall give notice to Buyer of such determination, and shall keep Buyer reasonably informed (including providing copies of documentation reasonably requested by Buyer) of the progress of the matter and consult with Buyer relative to its disposition. Seller shall be entitled to reimbursement pursuant to this Section 4.3.3 on the basis of the amount eventually determined if Seller has resolved the matter in a manner which constitutes a payment of a liability which is due or reaches a reasonable compromise of such matter. Any dispute shall be resolved by the Tax Dispute Resolution Mechanism.

                   4.3.4 Seller shall deliver to Buyer a computation of the Tax Election Amount within a reasonable period following a determination of the allocation pursuant to Article 4.3.2 and Buyer shall have 30 days to review such computation. Any remaining disagreements pertaining to the computation of the Tax Election Amount that are not resolved within such 30 day period (hereinafter the "Buyer Review Period") shall be resolved pursuant to the Tax Dispute Resolution Mechanism set forth in Article 4.3.7 below. At the close of the Buyer Review Period, Buyer shall pay to Seller the portion of the Tax Election Amount that Buyer does not dispute. If it is determined that Buyer owes Seller an additional amount, Buyer shall pay to Seller such additional amount plus interest thereon at the " overpayment rate" as defined in section 6621 (a) of the Code from the close of Buyer Review Period to the date of payment.

                   4.3.5 Subject to the limitation stated in Article 4.3.3, Buyer shall indemnify and hold Seller harmless from and against (i) any adverse tax consequences suffered by Seller as a result of any transaction proposed by Buyer pursuant to Section 2.1, or (ii) any tax payable by Seller as a result of any election under Section 338 of the Code (other than the Section 338(h)(10) Election) with respect to a GRI Subsidiary, including, without limiting the generality of the foregoing, a tax payable upon the deemed sale of a foreign subsidiary of GRI which would otherwise have been offset by foreign tax credits attributable to a foreign subsidiary of GRI. Any disputes concerning the amount to which Seller is entitled under this Article 4.3.5 shall be resolved pursuant to the Tax Dispute Resolution Mechanism.

                   4.3.6 Each Party hereby agrees to provide, and to cause GRI and its Subsidiaries to provide, the other Party with such cooperation and information as such other Party may reasonably request in filing a tax return, amended return or claim for refund, determining its tax liability arising out of the transactions contemplated by this Agreement or computing the Tax Election Amount. Such cooperation and information shall include providing copies of returns and work papers and making employees available on a mutually convenient basis to answer questions. Any information obtained pursuant to this Section
4.3.6 shall be kept confidential, except to the extent disclosure is necessary to file a tax return or claim for refund, or to conduct a proceeding.

                   4.3.7 Where it is provided that a dispute is to be resolved pursuant to the "Tax Dispute Resolution Mechanism", such dispute shall be resolved as follows. Buyer and Seller shall submit the dispute to a jointly selected "Big Six" accounting firm (the "Settlement Firm") for resolution. If Buyer and Seller cannot jointly agree on an accounting firm to serve as the Settlement Firm, each Party shall submit the name of an accounting firm (which firm shall not be Coopers & Lybrand) to Coopers & Lybrand, who shall select one of such firms by lot. The decision of the Settlement Firm shall be final and binding on the Parties. Except as otherwise provided in this Agreement, the fees and expenses of the Settlement Firm shall be borne equally by Buyer and Seller.

         4.4 Plan of Liquidation. Prior to the Closing, Seller and GRI shall adopt a plan of complete liquidation (within the meaning of section 332 of the Code) of GRI.

         4.5 Advisory Board. FORD will undertake to participate in a joint Advisory Board (as described in the Master Vendor Agreement and Master Supply Agreement) to meet periodically to oversee the relationship between FORD and Buyer.

         4.6 Transition Services. As of the date hereof, Seller provides to GRI and its Subsidiaries various services and the use of certain tangible and intangible assets. Moreover, after the Closing, certain employees of Seller (the "Ford DDS Employees") will continue to work at positions within GRI until such time as the Ford DDS Employees are reassigned by Seller. Finally, Seller has requested that GRI continue to provide certain services to the Power Products Division pending the disposition of such division. While it is contemplated that at the Closing the Parties will enter into a Transition Services Agreement governing the delivery of all such services, the Parties also recognize that the Closing may occur prior to identification of all services and finalization of the Transition Services Agreement. Accordingly, the Parties agree as follows:

                   (i) FORD will lease to Buyer the Ford DDS Employees at the rates contained in Exhibit 4.6 for a period not to exceed one year.

                   (ii) With respect to the services currently provided by FORD and its Affiliates to GRI and its Subsidiaries (other than the services identified on Exhibit 4.6), the status quo will prevail (i.e., FORD and its Affiliates will continue to provide all other services currently provided by FORD and its Affiliates to GRI or its Subsidiaries or their employees at the rate FORD presently charges GRI, or at no charge if no payment is current made by GRI) until such time as the Parties agree to other terms and conditions. Promptly after the Closing, the Parties will commence negotiations with respect to the terms and conditions upon which such services will be continued.

                   (iii) Except as otherwise specifically provided in this Agreement, GRI and its Subsidiaries will continue to have the use, at no charge to GRI or its Subsidiaries. of all tangible and intangible assets owned by Seller or its Affiliates and currently used by GRI or its Subsidiaries for so long as such assets are required by GRI or its Subsidiaries to perform any services for Seller or its Affiliates.

                   (iv) With respect to the services currently provided by GRI and its Subsidiaries to the Power Products Division (excluding any services currently provided by FORD or its Affiliates which are discontinued), the status quo will prevail (i.e., GRI and its Subsidiaries will continue to provide to the Power Products Division all services currently provided by GRI and its Subsidiaries at the rate GRI presently allocates to such services), until such time as the Parties agree to other terms and conditions. Promptly after the Closing, the

Parties will commence negotiations with respect to the terms and conditions upon which such services will be continued.

         4.7 Workers' Compensation. Seller shall pay, discharge and be responsible for workers' compensation claims, damages, expenses, liabilities or administrative responsibilities of any kind whatsoever related to the employment of the employees of GRI or its Subsidiaries arising out of an occurrence on or before the Closing, whether reported or unreported as of the Closing. Buyer shall pay, discharge and be responsible for workers' compensation claims, damages, expenses, liabilities or administrative responsibilities of any kind whatsoever related to the employment of the employees of GRI or its Subsidiaries, arising out of an occurrence after the Closing; provided, however, that a claim arising out of a cumulative trauma disorder and determined to have resulted from an employee's working conditions before and after the Closing Date shall be prorated between Buyer and Seller based upon the employee's years of service with Buyer and Seller, respectively, for a period of five years after the Closing, after which time Buyer shall have full responsibility for any such cumulative trauma disorder claims.

ARTICLE 5 - CONDITIONS TO OBLIGATION TO CLOSE

         5.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                   5.1.1     The representations and warranties set forth in
Article 3.1 and Article 3.1.2 above shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) at and as of the Closing Date, and there shall not have been any material error, misstatement or omission in any Exhibit, Schedule or other document delivered in connection herewith.

                   5.1.2 Seller shall have performed and complied with all of its agreements, covenants and obligations hereunder through the Closing.

                   5.1.3 There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing or making illegal consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any Ancillary Agreement. No suit, action or other proceeding shall be pending or threatened before any court or government agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.

                   5.1.4 Seller shall have delivered to Buyer a certificate, signed by an officer of Seller, to the effect that each of the conditions specified above in Articles 5.1.1 - 5.1.3 is satisfied in all respects, and a certificate from Seller and each officer and director (other than non-employee directors) of GRI and its Subsidiaries that each either waives or has no claim, as may be appropriate, against GRI or its Subsidiaries for unpaid dividends, bonuses, profit sharing or Intellectual Property Rights or other claims of whatsoever kind, nature or description, except only salaries and fringe benefits normally accrued and described in such certificate.

                   5.1.5 All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, GRI and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies, foreign and domestic, required by law or regulation in order to consummate the transactions contemplated by this Agreement and no such approval shall be subject to the satisfaction of any condition that has not been satisfied or waived or otherwise impose any liabilities or restrictions on Buyer.

                   5.1.6 The relevant Parties shall have entered into the Ancillary Agreements in such form and substance as is satisfactory in all respects to Seller and Buyer, and the same shall be in full force and effect.

                   5.1.7 Buyer shall have received from Seller, or Seller shall have transferred to GRI in a manner reasonably satisfactory to Buyer, all of Seller's right, title and interest to the trademarks and service marks exclusive to GRI or its Subsidiaries and used in the ongoing operations of GRI.

                   5.1.8 Buyer shall have received from Seller's counsel an opinion in form and substance reasonably satisfactory to Buyer, addressed to Buyer, and dated as of the Closing Date.

                   5.1.9 All actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

                   5.1.10    The consents or waivers referred to in Article
4.1.12 shall have been obtained in form and substance reasonably satisfactory to Buyer and shall not be subject to the satisfaction of any condition that has not been satisfied or waived or otherwise impose any limitations or restrictions on Buyer.

                   5.1.11 Seller shall have delivered to Buyer duly signed resignations from office but not from employment, effective at Closing, of such officers and directors of GRI and its Subsidiaries as have been requested by Buyer.

Buyer may waive any condition specified in this Article 5.1 if it executes a writing so stating at or prior to the Closing.

         5.2 Conditions to Obligation of Seller. The obligation of Seller to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                   5.2.1     The representations and warranties set forth in
Article 3.2 above shall be true and correct in all material respects (if not qualified by materiality) and in all respects (if qualified by materiality) at and as of the Closing Date.

                   5.2.2 Buyer shall have performed and complied with all of its agreements, covenants and obligations hereunder through the Closing.

                   5.2.3 There shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement or the Ancillary Agreements or which could reasonably be expected to otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement or any Ancillary Agreement. No suit, action or other proceeding shall be pending or threatened before any court or government agency seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated herein and there shall have been no investigation or inquiry made or commenced by any governmental agency in connection with this Agreement or the transactions contemplated herein.

                   5.2.4 Buyer shall have delivered to Seller a certificate signed by an officer of Buyer to the effect that each of the conditions specified above in Article 5.2.1 - 5.2.3 is satisfied in all respects.

                   5.2.5 All applicable waiting periods (and any extensions thereof) under the Hart-Scott-Rodino Act shall have expired or otherwise been terminated and the Parties, GRI and its Subsidiaries shall have received all other authorizations, consents, and approvals of governments and governmental agencies, foreign and domestic, required by law or regulation in order to consummate the transactions contemplated by this Agreement and no such approval shall be subject to the satisfaction of any condition that has not been satisfied or waived or otherwise impose any liabilities or restrictions on Seller.

                   5.2.6 Seller shall have received from Buyer's counsel an opinion in form and substance reasonably satisfactory to Seller, addressed to Seller, and dated as of the Closing Date.

                   5.2.7 The relevant Parties shall have entered into the Ancillary Agreements in such form and substance as is satisfactory in all respects to Seller and Buyer, and the same shall be in full force and effect.

                   5.2.8 All actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Article 5.2 if it executes a writing so stating at or prior to the Closing.

ARTICLE 6 - REMEDIES

         6.1       Survival of Representations and Warranties.

                   6.1.1 Relating to Buyer and Seller. All of the representations and warranties of the Parties contained in Articles 3.1.1 and
3.2 above shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

                   6.1.2 Relating to GRI. All of the representations and warranties of Seller contained in Article 3.1.2 above shall survive the Closing and continue in full force and effect for the following time periods: (i) The representations and warranties contained in Articles 3.1.2.1, 3.1.2.2, 3.1.2.3,
3.1.2.4 (in the latter case, with respect to title to assets), 3.1.2.5, 3.1.2.10(a) (in the latter case, with respect to title to property) and 3.1.2.11 (with respect to title to intellectual property) shall survive the Closing and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations); (ii) the representations and warranties contained in Articles 3.1.2.9, 3.1.2.11, 3.1.2.12 and 3.1.2.14 shall survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations with respect to the matters referred to in such Articles; (iii) the representation and warranty contained in Article 3.1.2.10(b) shall survive the Closing and continue in full force and effect for five years thereafter; (iv) the representations and warranties contained in Articles 3.1.2.6, 3.1.2.8 and 3.1.2.13 shall survive the Closing and continue in full force and effect for three years thereafter, and (v) all other representations and warranties shall survive the Closing and continue in full force and effect for two years thereafter, provided, however, that the limitations set forth in this Article 6.1.2 shall not apply to a breach of or an inaccurate or incorrect representation or warranty which was made by a Party other than with the good faith belief that such representation or warranty was accurate or correct. Notwithstanding the foregoing, any representation or warranty shall survive the time at which it would otherwise expire in accordance with this Article 6.1.2 to the extent that Buyer or Seller, as the case may be, makes a written claim for indemnification for breach of that representation or warranty (setting forth in reasonable detail the factual and contractual bases upon which such Party is entitled to indemnification under this Agreement) prior to the time at which that representation or warranty would otherwise expire. Except as set forth in this Article 6.1.2, the provisions of this Agreement shall survive the Closing and shall continue indefinitely.

         6.2 Indemnification Provisions for the Benefit of Buyer. Without limiting any other rights or remedies available to Buyer, Seller shall indemnify, defend and hold harmless Buyer, GRI and their respective affiliates and the respective officers, directors, employees and shareholders of the foregoing from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand), of any kind or character (and without giving effect to any tax benefit to the indemnified party) (individually a "Loss" and collectively "Losses"), arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of Seller contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Seller or GRI in connection with this Agreement or otherwise made or given in connection with this Agreement, (ii) any failure by GRI or Seller to perform or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by either of them under this Agreement or under any certificates or other documents executed by Seller or GRI in connection with this Agreement,
(iii) reliance by Buyer on any books or records of GRI or reliance by Buyer on any information or certificate furnished to Buyer pursuant to this Agreement by or on behalf of Seller, GRI or any of GRI's officers, (iv) the Power Products Division, SNAPP, or any other assets, divisions, subsidiaries, joint ventures, investments, product lines or business of GRI or its Subsidiaries which has been sold, discontinued, liquidated or otherwise disposed of prior to the Closing, including, without limitation, Other Taxes or Income Tax on the actual or imputed direct earnings of the Power Products Division or any other such assets, divisions, subsidiaries, joint ventures, investments, product lines or investments, (v) GRI's handling, storage, use, disposal, delivery for disposal or generation of hazardous or toxic substances, wastes of any kind or similar materials at any time prior to the Closing, (vi) the contamination of the Property by a release, prior to the Closing Date, or the contamination of other real estate caused by a release at the Property prior to the Closing Date with or by pollutants, wastes, or any other substances at any time prior to the Closing, (vii) the contamination of any real property previously or currently leased or operated by GRI or its Subsidiaries with or by pollutants, wastes or any other substances from activities conducted by Seller, GRI or its Subsidiaries, prior to the Closing Date, (viii) any agreements, contracts, negotiations or other dealings by Seller or GRI with any person concerning the sale of the capital stock or business of GRI or its Subsidiaries, (ix) any guaranty to which GRI or its Subsidiaries is a party and which guarantees amounts payable by, or obligations of, any person or entity other than GRI, or
(x) any of the claims or litigation listed on Exhibit 3.1.2.13.

         6.3 Indemnification Provisions for the Benefit of Seller. Buyer shall indemnify, defend and hold harmless Seller and its affiliates and the officers, directors, employees and shareholders of Seller from, against and with respect to any Loss. arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of Buyer contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by Buyer in connection with this Agreement or otherwise made or given in connection with this Agreement,
(ii) any failure by Buyer to perform
or observe, or to have performed or observed, in full, any covenant or agreement to be performed or observed by it under this Agreement or under any certificates or other documents executed by Buyer in connection with this Agreement.

         6.4       Matters Involving Third Parties.

                             (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against the other Party (the "Indemnifying Party") under this Article 6, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. The Indemnifying Party shall promptly mitigate any such prejudice to the extent possible.

                             (ii) Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party), (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party. In any event, the Indemnified Party shall have the right to employ separate counsel, at its own expense, to participate and consult with the counsel of the Indemnifying Party.

                             (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in
                   Article 6.4(ii) above, the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

                             (iv) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of each of the Indemnifying Parties (not to be withheld unreasonably).

                             (v)       In the event any Indemnified Party
                   should have a claim under Article 6 against any Indemnifying Party that does not involve a third party lawsuit, the Indemnified Party shall deliver an Indemnity

                   Notice with reasonable promptness to the Indemnifying Party. The failure by any Indemnified Party to give the Indemnity Notice shall not impair such Party's rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been irreparably prejudiced thereby. The Indemnifying Party shall promptly mitigate any such prejudice to the extent possible. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within 30 calendar days after receipt of the Indemnity Notice (the "Dispute Period") whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the amount of the Loss specified in the Indemnity Notice will be conclusively deemed a liability of the Indemnifying Party under Article 6 and the Indemnifying Party shall pay the amount of such Loss to the Indemnified Party on demand or the third-party claimant, as appropriate. If the Indemnifying Party has delivered notice disputing its liability to the Indemnified Party (a "Dispute Notice") within the Dispute Period, the Indemnifying Party and the Indemnified Party will proceed in good faith to negotiate a resolution of such dispute, and if not resolved through negotiations within a reasonable time, such dispute shall be resolved through arbitration in accordance with Article 8 of this Agreement.

         6.5 Limitations on Indemnity. Notwithstanding anything to the contrary in this Agreement:

                             (a)       Seller shall have no liability or
                   obligation with respect to a claim made pursuant to Article 6.2(i) arising out of any inaccuracy in any representation or breach of any warranty in any of Article 3.1.2.1, 3.1.2.3, 3.1.2.7, 3.1.2.8, 3.1.2.11 (except to the extent relate to title), 3.1.2.13, 3.1.2.15 or 3.1.2.16 to the extent that (x)
                   any individual Loss is less than $20,000 (provided that to the extent Buyer incurs more than one Loss which arises out of the same or related underlying facts or circumstances which individually are less than $20,000 but which in the aggregate exceed $20,000, this subsection (a) shall not be applicable); and (y) the aggregate of all such Losses not limited by subsection (x) is less than or equal to Seven Hundred Thousand Dollars ($700,000) (the "Basket"). To the extent that the aggregate of all such Losses exceeds the Basket, Seller's liability shall remain limited to such Losses that are in excess of the Basket.

                             (b) To the extent that (i) prior to the Closing, as a result of any investigation or information provided pursuant to Section 4.1.8, Buyer had Knowledge a representation and warranty was breached in a material respect by Seller, (ii) Buyer nonetheless consummated the transactions contemplated hereby, and (iii) after the Closing, Buyer suffers a Loss directly caused by such breach, then Buyer shall nevertheless be entitled to indemnity under
                   Article 6.2(i) provided, however, that the amount of Buyer's Loss shall be subject to the Basket. Nothing in this Article 6.5(b) shall limit any right of Buyer under this Agreement or at law or equity relative to a representation or warranty which was made by Seller other than with the good faith belief that such representation or warranty was accurate or correct.

                             (c) To the extent that Buyer may bring a claim for indemnity pursuant to Section 6.2(i) for a Loss which would also be the basis for a claim for indemnity pursuant to Section 6.2(ii)-(x), Seller's liability shall be determined as if the claim for indemnity were based on
                   Section 6.2(ii)-(x), as applicable.

                             (d) Seller's obligation to indemnify Buyer pursuant to any of Article 6.2(v), (vi) or (vii) shall terminate on the seventh anniversary of the Closing Date; provided, however, that such obligation shall continue to the extent that Buyer makes a written claim for indemnification pursuant to one of such subsections prior to the seventh anniversary of the Closing Date.

                             (e)       Buyer shall not be entitled to
                   indemnification for any Losses to the extent of any reserve account specifically set up for the matter underlying or causing said Loss which is set forth on the Most Recent Financial Statements (excluding any reserve related to the Power Products Division).

         6.6 Control of Environmental Matters. The Seller shall have the right to conduct all investigations, feasibility studies, remedial actions and other activities the purpose of which is to assess, evaluate or otherwise comply with its obligations hereunder with respect to environmental matters specified in Articles 6.2(v), (vi) and (vii). Seller shall have the right to control the methodology, extent and implementation of any cleanup, remediation, removal or response actions for which it shall have responsibility under this Agreement, provided that Seller shall use reasonable efforts to minimize interference or other disruption of the operations of Buyer on the Property. Seller shall promptly provide copies of all reports, studies or analyses in connection with any cleanup, remediation, removal or response action. Buyer shall cooperate with Seller in responding to any governmental agency with respect to any assessments. studies, removal, response or remediation activities, and by providing Seller (without cost to Seller) access to those areas of the Property that Seller deems reasonable.

ARTICLE 7 - EXAMINATION PERIOD AND TERMINATION

         7.1 Delivery of Materials by Seller. Prior to the execution of this Agreement, Seller will have delivered to Buyer the Financial Statements for GRI and its subsidiaries as of and for the year ended December 31, 1996, and Buyer and Seller will have agreed upon the accounting methodology for removing the assets, liabilities, and transactions for the Power Products Division as set forth in Exhibit 3.1.2.6. Notwithstanding provisions of this Agreement which contemplate that other documents will be delivered by Seller prior to execution, the parties recognize that the goal of such delivery may not be met and that they need to provide for the contingency that this Agreement will be executed prior to the completion of delivery of all such documents to Buyer in time for Buyer to evaluate them before signing this Agreement. In the event that all such documents have not been delivered by Seller to Buyer prior to execution, Seller will use its best efforts to cause documents to be delivered to Buyer as soon as practicable, but in any event, not later than July 25, 1997. Once Seller has notified Buyer in writing that all documents forming the basis for the representations and warranties have been delivered, Buyer shall have a period of ten (10) business days to complete its review of such documents. If the documents delivered reveal issues or matters indicating that (i) since December 31, 1996, there has been a materially adverse change in the business or financial condition of GRI and its Subsidiaries from what is shown in the 1996 Financial Statements, or (ii) there has been or will be a material variance from the cost reduction tasks for 1997 contained in the business plan prepared by GRI and attached as Exhibit 7.1(ii), Buyer may terminate this Agreement by giving notice of termination to Seller during such ten day period.

         7.2 Termination of Agreement. Either Party may terminate this Agreement as provided below:

         7.2.1 Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

         7.2.2 Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any representation or warranty in any material respect or there is any material misstatement or material omission with respect to any representation or warranty or any breach of or failure to perform any covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 1997, by reason of the failure of any condition precedent under Article 5.1 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

        7.2.3 Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any representation or warranty or there is any material misstatement or material omission with respect to any representation or warranty or any breach of or failure to perform any covenants contained in this

Agreement in any material respect. Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (ii) if the Closing shall not have occurred on or before August 31, 1997, by reason of the failure of any condition precedent under Article 5.2 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

                   7.2.4 Such notice shall clearly specify the breach or failure or the misstatement or omission on the part of the notified Party.

                   7.2.5 By an instrument in writing delivered to the other Party, either Buyer or Seller may waive any condition precedent contained herein for the benefit of the Party delivering such waiver and, upon the exercise of such right of waiver, the transactions shall be closed in accordance with the terms contained in this Agreement as modified by said writing.

         7.3 Effect of Termination. If any Party terminates this Agreement pursuant to Article 7.1 or 7.2 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to the other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Article 4.1.4 above shall survive termination.

ARTICLE 8 - ALTERNATE DISPUTE RESOLUTION

         8.1 Dispute Resolution. If a dispute arises between the Parties relating to this Agreement, the following procedure shall be implemented before either Party pursues other available remedies except that either Party may seek injunctive relief from a court where appropriate in order to maintain the status quo while this procedure is being followed:

                   8.1.1 The Parties shall hold a meeting promptly, attended by persons with decision-making authority regarding the dispute, to attempt in good faith to negotiate a resolution of the dispute; provided, however, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

                   8.1.2 If, within 30 days after such meeting, the Parties have not succeeded in negotiating a resolution of the dispute, they agree to submit the dispute to mediation in accordance with the then-current Model Procedure for Mediation of Business Disputes of the Center for Public Resources and to bear equally the costs of the mediation.

                   8.1.3 The Parties will jointly appoint a mutually acceptable mediator, seeking assistance in such regard from the Center for Public Resources if they have been unable to agree upon such appointment within 20 days from the conclusion of the negotiation period.

                   8.1.4 The Parties agree to participate in good faith in the mediation and negotiations related thereto for a period of 30 days. If the Parties are not successful in resolving the dispute through the mediation, then the Parties agree to submit the matter to binding arbitration or a private adjudicator. The award of the arbitrator may be entered in any court of competent jurisdiction.

         8.2 Mediation or arbitration shall take place in the City of Detroit, unless otherwise agreed by the Parties. The substantive and procedural law of the State of Michigan shall apply to the proceedings. Equitable remedies shall be available in any arbitration. Punitive damages shall not be awarded. This Article 8 is subject to the Federal Arbitration Act, 9 U.S.C.A. Section. I et seq.

ARTICLE 9 - MISCELLANEOUS

         9.1 Confidentiality of Terms; Press Releases and Public Announcements. The Parties will use all reasonable efforts to prevent the disclosure of any of the terms or conditions hereof to any person, other than counsel. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         9.3 Entire Agreement. Except for the Ancillary Agreements, this Agreement and the Confidentiality Agreement dated February 25, 1997, constitute the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter hereof and thereof.

         9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that a Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the assignor nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         9.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         9.6 Titles and Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         9.7 Notices. All notices, requests, demands, claims, and other communications hereunder Will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to Sellers:

                   Mr. Paul Coffey
                   Ford Motor Company
                   The American Road
                   Dearborn, Michigan 48121

         Copy to:

                   Secretary
                   Ford Motor Company
                   The American Road
                   Dearborn, Michigan 48121

         If to the Buyer:

                   Mr. Frederick Minturn
                   Executive VP & CFO
                   MSX International, Inc.
                   275 Rex Boulevard
                   Auburn Hills, Michigan 48326

         Copy to:

                   General Counsel
                   MSX International, Inc.
                   275 Rex Boulevard
                   Auburn Hills, MI 48326

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

         9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Michigan, without giving effect to any choice or conflict of law provision or rule thereunder.

         9.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         9.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         9.11 Expenses. Regardless of whether the transactions contemplated by this Agreement are consummated, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that (a) the Parties shall equally bear the cost of all governmental filings required to consummate the transaction contemplated by this Agreement and (b) Seller agrees that GRI will not bear or pay any of the fees and expenses related to this transaction in excess of $15,000.

         9.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word 'including' shall mean including without limitation. The Parties intend that each representation, warranty and covenant contained herein shall have independent significance.

         9.13 Incorporation of Exhibits and Annexes. The Exhibits and Annexes identified in this Agreement are incorporated herein by reference and made a part hereof.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

FORD MOTOR COMPANY                            MSX INTERNATIONAL (HOLDINGS). INC.

By:                                           By:
   ------------------------                       ------------------------
Title:                                        Title:
      ---------------------                          ---------------------
                                       44

                                    EXHIBITS


1.42             Schedule of Security Interests

3.1.2.1 Jurisdiction of Incorporation and Jurisdictions in which GRI and its Subsidiaries are qualified to conduct business as foreign corporations; Directors and Officers of each of GRI and its Subsidiaries

3.1.2.2 Copies of all outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights with respect to GRI or Offered Shares

3.1.2.4 Personal property leases in excess of $100,000 annually; all tangible personal property owned by or an interest in which is claimed by others used by GRI or for which GRI is responsible; all tangible personal property owned or used by PPD, indicating items also used by GRI, the ownership of which will be removed from GRI; any of such assets GRI will no longer have a right to use; services provided by Seller or its affiliates to GRI

3.1.2.5          Name and jurisdiction of incorporation of each Subsidiary;
                 number of shares of authorized capital stock; number of issued and outstanding shares and names of holders thereof; treasury stock

3.1.2.6          Financial Statements; accounting methodology for removal of PPD

3.1.2.7          Exceptions to Ordinary Course

3.1.2.7(ii)      Events Subsequent Business Combinations

3.1.2.7(v)       Events Subsequent Change in Compensation

3.1.2.9 Waivers of statutes of limitations relating to taxes; tax allocation or sharing agreements

3.1.2.10         All easements, liens and encumbrances referred to in 3.1.2.10
                 (a)(ii)

3.1.2.10(a)      Real Property

3.1.2.10(b)      Waste haulers, etc.

3.1.2.11         Intellectual Property

3.1.2.12         Material Contracts

3.1.2.13         Litigation

3.1.2.14         Employee Matters

3.1.2.15         Employee compensation

3.1.2.16 All policies of insurance insuring GRI and Subsidiaries in other jurisdictions

4.1.3            Exceptions to Ordinary Course

4.1.7            Liabilities of Power Products Division

4.2.3            GRI Severance Plan.

4.5              Non-Ford earn-out

4.6              Transition Services

5.1.6            Form of Ancillary Agreements

5.1.8            Form of Seller's counsel opinion

5.2.6            Form of Buyer's counsel opinion

7.1(iii)         Financial Statements of GRI

7.1(iv)          Business Plan


                                       46